CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-179608 and 333-188691 on Form S-8 of our report dated March 26, 2014, relating to the consolidated financial statements of Synacor, Inc. (the “Company”) appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2013.
/s/ Deloitte & Touche LLP
Williamsville, New York
March 26, 2014